Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (AMEX)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Prices Secondary Offering of Common Stock

PITTSBURGH, June 25, 2004—Mine Safety Appliances Company (AMEX: MSA) today announced that its secondary public offering of 2,632,174 shares of its common stock was priced at $29 per share. The offered shares were sold by MSA’s non-contributory pension plan for employees, The Pittsburgh Oratory, John T. Ryan III, MSA’s chairman and chief executive officer, and certain members of the Ryan family. MSA will not receive any proceeds from the sale of shares of common stock in the offering. MSA’s non-contributory pension plan for employees has granted the underwriters an option to purchase up to an additional 394,826 additional shares of common stock to cover over-allotments, if any.

UBS Investment Bank is acting as the bookrunning manager for the offering. Co-managers for the offering are Robert W. Baird & Co. and KeyBanc Capital Markets.

Copies of the final prospectus relating to the offering may be obtained from the UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171.

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A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated products that protect people’s health and safety. The company has annual sales of nearly $700 million, manufacturing operations throughout the United States and Europe and 28 international affiliates.

This press release of MSA contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. MSA cautions readers that statements relating to future aspects of the offering are forward-looking statements and are based on management’s current expectations, estimates and projections. Words such as “anticipates,”“expects,”“intends,”“plans,”“targets,”“projects,”“believes,”“seeks,”“estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond MSA’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect expectations, please see MSA’s filings with the Securities and Exchange Commission, including its registration statement on Form S-3. Unless legally required to do so, MSA undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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